Exhibit 10.6

Stone Phillips, LLC

PO Box 500787

Atlanta GA 31150

PRIVATE & CONFIDENTIAL

November 7, 2016

Dakota Plains Holdings, Inc.
294 Grove Lane East
Wayzata, Minnesota 55391

Attn: Board of Directors

Re: Dakota Plains Holdings, Inc.

Ladies and Gentlemen:

1.	Introduction

This letter confirms that Anna Phillips, as a member of Stone Phillips, LLC (“SP”), has been retained by Dakota Plains Holdings, Inc. (the “Company” or “You”), to provide services (the “Services”) set out below. This letter of engagement (the “Engagement”) and the related Standard Terms and Conditions constitute the engagement contract (the “Engagement Contract”) pursuant to which the Services will be provided.

2.	Scope of Services

The Services, to be performed, are expected to include the following:

•	Anna Phillips, member of Stone Phillips, LLC, will serve as an Independent Director for the Company
•	Ms. Phillips will perform all activities commensurate with this position.

SP also may provide Services through its’ agents or independent contractors. References herein to SP and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of any such agents or independent contractors and their employees.

The Services, as outlined above, are subject to change as mutually agreed between us in writing.

As part of the Services, Ms. Phillips and SP may be requested to assist the Company (and its legal or other advisors) in negotiating with the Company’s creditors and equity holders and with other interested parties. In the event that we participate in such negotiations, the representations made and the positions advanced will be those of the Company and its management, not SP or its employees.

3.	Fees and Cash on Account

Our fees for the Services are $10,000 per month for up to 30 hours of services provided in the month, with any additional hours over and above the 30 hours charged to the Company at a rate of $325 per hour for the services of Anna Phillips or her designee for the above scope.

In the event SP and the Company agree to modify or expand the scope, fees will be negotiated prior to commencement of work relating to any scope change. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work.

In addition to the fees outlined above, SP will bill for reasonable direct expenses which are likely to be incurred on your behalf during this Engagement. Direct expenses include but are not limited to reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as overnight mail, messenger, travel, meals, accommodations, independent contractor or agent fees and expenses, and any other expenses specifically related to the engagement. Further, if SP and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, SP will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses (including counsel fees) with respect thereto.

Initially, the Company will forward to us the amount of $10,000, which funds will be held "on account" to be applied to our professional fees, charges and disbursements for the Engagement (the "Initial Cash on Account"). To the extent that this amount exceeds our fees, charges and disbursements upon the completion of the Engagement, we will refund any unused portion. The Company agrees to increase or supplement the Initial Cash on Account from time to time during the course of the Engagement in such amounts as the Company and we mutually shall agree are reasonably necessary to increase the Initial Cash on Account to a level that will be sufficient to fund Engagement fees, charges, and disbursements to be incurred.

We will send the Company periodic invoices (not less frequently than monthly) for services rendered and charges and disbursements incurred on the basis discussed above, and in certain circumstances, an invoice may be for estimated fees, charges and disbursements through a date certain. Each invoice constitutes a request for an interim payment against the fee to be determined at the conclusion of our Services. Upon transmittal of the invoice, we may immediately draw upon the Initial Cash on Account (as replenished from time to time) in the amount of the invoice. The Company agrees upon submission of each such invoice to promptly pay the invoice amount to us, and in any event payment shall be made within ten (10) business days from the invoice date, as replenishment of the Initial Cash on Account (together with any supplemental amount to which we and the Company mutually agree), without prejudice to the Company's right to advise us of any differences it may have with respect to such invoice. We have the right to apply to any outstanding invoice (including amounts billed prior to the date hereof), up to the remaining balance, if any, of the Initial Cash on Account (as may be supplemented from time to time) at any time subject to (and without prejudice to) the Company's opportunity to review our statements.

4.	Terms and Conditions

The attached Standard Terms and Conditions set forth the duties of each party with respect to the Services. Further, this letter and the Standard Terms and Conditions attached comprise the entire Engagement Contract for the provision of the Services to the exclusion of any other express or implied terms, whether expressed orally or in writing, including any conditions, warranties and representations, and shall supersede all previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.

5.	Conflicts of Interest

We were not made aware of any conflicts of interest or additional relationships that we believe would preclude us from performing the Services. We will not knowingly accept an engagement that directly conflicts with this Engagement without your prior written consent.

6.	Acknowledgement and Acceptance

Please acknowledge your acceptance of the terms of this Engagement Contract by signing both the confirmation below and the attached Standard Terms and Conditions and returning a copy of each to us at the above address.

If you have any questions regarding this letter or the attached Standard Terms and Conditions, please do not hesitate to contact us.

Yours faithfully,

STONE PHILLIPS, LLC

By:	/s/ Anna Phillips
Anna Phillips
Member

Attachment – As stated

cc:	Jorian L. Rose, Esq.
Baker Hostetler LLP
45 Rockefeller Plaza
New York NY 10111-0100

Confirmation of Terms of Engagement

We agree to engage Stone Phillips, LLC upon the terms set forth herein and in the attached Standard Terms and Conditions.

DAKOTA PLAINS HOLDINGS, INC.

By:	/s/ Gabriel G. Claypool
Gabriel G. Claypool
President, Chief Executive Officer
and Chief Operating Officer

Date:    November 7, 2016

STONE PHILLIPS, LLC

STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which we will provide the Services to you set forth within the attached letter of engagement. The Engagement letter and the Standard Terms and Conditions (collectively the “Engagement Contract”) form the entire agreement between us relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services. The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.	Reports and Advice

1.1	Use and purpose of advice and reports – Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law, you shall not provide any advice given or report issued by us to any third party, or refer to us or the Services, without our prior written consent. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.	Information and Assistance

2.1	Provision of information and assistance – Our performance of the Services is dependent upon your providing us with such information and assistance as we may reasonably require from time to time.

2.2	Punctual and accurate information – You shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete and relevant for the purpose for which it is required. You shall also notify us if you subsequently learn that the information provided is incorrect or inaccurate or otherwise should not be relied upon.

2.3	No assurance on financial data – While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof. Company management will be responsible for any and all financial information they provide to us during the course of this Engagement, and we will not examine or compile or verify any such financial information. Moreover, the circumstances of the Engagement may cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period. Accordingly, as part of this Engagement, we will not express any opinion or other form of assurance on financial statements of the Company.

2.4	Prospective financial information – In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and we will express no assurance of any kind on such information. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We will take no responsibility for the achievability of results or events projected or anticipated by the management of the Company.

3.	Additional Services

3.1	Responsibility for other parties – You shall be solely responsible for the work and fees of any other party engaged by you to provide services in connection with the Engagement regardless of whether such party was introduced to you by us. Except as provided in this Engagement Contract, we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters. Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you, other than our agents or independent contractors engaged to provide Services, without your written authorization.

4.	Confidentiality

4.1	Restrictions on confidential information – Both parties agree that any confidential information received from the other party shall only be used for the purposes of providing or receiving Services under this or any other contract between us. Except as provided below, neither party will disclose the other party’s confidential information to any third party without the other party’s consent. Confidential information shall not include information that:

4.1.1	is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 4.1;

4.1.2	is acquired from a third party who, to the recipient party’s knowledge, owes no obligation of confidence in respect of the information; or

4.1.3	is or has been independently developed by the recipient.

4.2	Disclosing confidential information – Notwithstanding Clause 1.1 or 4.1 above, either party will be entitled to disclose confidential information of the other to a third party to the extent that this is required by valid legal process, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days’ notice in writing is first given to the other party.

4.3	Citation of engagement – Without prejudice to Clause 4.1 and Clause 4.2 above, to the extent our engagement is or becomes known to the public, we may cite the performance of the Services to our clients and prospective clients as an indication of our experience, unless we and you specifically agree otherwise in writing.

4.4	Internal quality reviews – Notwithstanding the above, we may disclose any information referred to in this Clause 4 to any other SP entity or use it for internal quality reviews.

4.5	Maintenance of workpapers – Notwithstanding the above, we may keep one archival set of our working papers from the Engagement, including working papers containing or reflecting confidential information, in accordance with our internal policies.

5.	Termination

5.1	Termination of Engagement with notice – Either party may terminate the Engagement Contract for whatever reason upon written notice to the other party. Upon receipt of such notice, we will stop all work immediately. You will be responsible for all fees and expenses incurred by us through the date termination notice is received.

5.2	Continuation of terms – The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, Clauses 3 and 4 of the Engagement letter, and Clauses 1.1, 4, 6 and 7 of the Standard Terms and Conditions, are intended to survive such termination or expiration and shall continue to bind all parties.

6.	Indemnification and Liability Limitation; Waiver of Jury Trial

6.1	Indemnification – You agree to indemnify and hold harmless SP and any of its subsidiaries and affiliates, officers, directors, principals, managers, members, shareholders, agents, independent contactors and employees (collectively “Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to your retention of SP, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.

6.2	Limitation of liability – You agree that no Indemnified Person shall have any liability as a result of your retention of SP, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted. Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind.

6.3	WAIVER OF JURY TRIAL – TO FACILITATE JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE, YOU AND SP IRREVOCABLY AND UNCONDITIONALLY AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SERVICES OR ANY SUCH OTHER MATTER.

7.	Governing Law and Jurisdiction – The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of Georgia, without giving effect to the choice of law provisions thereof. The United States District Court for the Northern District of Georgia and the appropriate Courts of the State of Georgia sitting in the City of Atlanta shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Engagement Contract and any matter arising from it. The parties submit to the jurisdiction of such Courts and irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

STONE PHILLIPS, LLC

Confirmation of Standard Terms and Conditions

We agree to engage Stone Phillips, LLC upon the terms set forth in these Standard Terms and Conditions as outlined above.

DAKOTA PLAINS HOLDINGS, INC.

By:	/s/ Gabriel G. Claypool
Gabriel G. Claypool
President, Chief Executive Officer
and Chief Operating Officer

Date:    November 7, 2016